Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES FOURTH QUARTER

AND YEAR-END 2006 FINANCIAL RESULTS

Company Also Provides Update on Discussions with HHS and Status of NEUMUNE®

SAN DIEGO, CA – March 16, 2007 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the fourth quarter and year ended December 31, 2006. In addition, the Company is providing a summary of feedback from a recent face-to-face meeting with the Department of Health and Human Services (HHS) regarding NEUMUNE® (HE2100) for the treatment of acute radiation syndrome (ARS), as well as a review of the status of NEUMUNE and its other development programs.

Financial Results

For the fourth quarter, the Company reported a net loss of $7.9 million (or $0.29 per share), compared to a net loss of $10.4 million (or $0.50 per share) in the fourth quarter of 2005. For the full year, the Company reported a net loss of $30.2 million (or $1.20 per share), compared to a net loss of $29.4 million (or $1.46 per share) for full-year 2005.

Included in the net loss for the fourth quarter and full-year 2006 was $0.2 million and $3.6 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R. There were no such comparable expenses in 2005. Included in the fourth quarter and year-end 2005 loss was $3.0 million relating to the settlement of a dispute. Results for full-year 2006 and 2005 include $444,000 and $56,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation.

Research and development expenses for the fourth quarter of 2006 totaled $6.4 million, compared to $5.0 million in the fourth quarter of 2005. For full-year 2006, research and development expenses were $23.8 million compared to $18.3 million in 2005. The increase in research and development expenses was due primarily to the growth in the Company’s laboratory operations, stock-based compensation, as well as preclinical and clinical activities and personnel associated with advancing the Company’s drug candidate, NEUMUNE, through development.

Fourth quarter 2006 general and administrative expenses were $2.5 million compared to $3.0 million in the fourth quarter of 2005, and full-year 2006 general and administrative expenses were $9.6 million compared to $9.8 million in 2005. The decrease in general and administrative expenses in 2006 compared to 2005 was primarily due to a reduction in legal fees which was partially offset by the impact of stock-based compensation expense related to the adoption of SFAS No. 123R in 2006.

Other income and expenses totaled $2.7 million in 2006, compared to $1.6 million in 2005, and consisted entirely of interest income in both years. The increase in interest income in 2006 compared to 2005 was due to higher interest rates and higher cash balances.

Cash used in operations for full-year 2006 totaled $26.6 million versus $26.3 million for full-year 2005. Year-end 2006 cash and equivalents totaled $67.1 million, compared to $45.1 million at December 31, 2005. During 2006, Hollis-Eden completed two sales of shares of its common stock and warrants from which the Company received in the aggregate gross proceeds of approximately $52.0 million. In light of recent events regarding NEUMUNE, the Company is not providing financial guidance at this time for 2007, but expects to be in a position to provide annual guidance with the release of its first quarter financial results in May.

NEUMUNE

Earlier this week Hollis-Eden management had the opportunity to meet face-to-face with representatives from HHS to discuss the Agency’s decision to exclude the Company’s drug candidate NEUMUNE from the competitive range in a solicitation for potential products to treat ARS and to cancel the solicitation in its entirety. In summary, HHS indicated that, while the compound is promising and met the mandatory requirements of the solicitation, the amount of data available for NEUMUNE was not sufficient to justify an advance purchase contract under Project BioShield at this time. Based on the comments made, Hollis-Eden believes the concerns of the Agency could only be satisfied with pivotal safety and efficacy trials, which, as previously indicated, the Company is not prepared to fund in the absence of an advance purchase contract. The Agency also indicated it anticipated issuing a new Request for Proposal (RFP) for potential products to treat ARS with different requirements at some point in the future. HHS encouraged Hollis-Eden to contact the National Institutes of Health (NIH) about opportunities to collaborate further on the development of NEUMUNE for ARS.

“We continue to find HHS’ actions quite confusing,” stated Richard B. Hollis, Chairman and Chief Executive Officer of Hollis-Eden Pharmaceuticals. “We believe NEUMUNE is clearly the compound farthest along in development for the acute effects of radiation injury, which the President has declared the gravest threat to our nation. By cancelling this solicitation HHS is potentially delaying the availability of an effective medical countermeasure for this critical indication by at least several years.

“In light of these actions by HHS, we have made the strategic decision to curtail further development of NEUMUNE and will focus our resources on our next-generation candidates HE3286, HE3235 and follow-on oral compounds for indications that have well-defined clinical paths and large, well-established markets. If Congressional intervention or procurement activities by the Department of Defense improve the opportunity for NEUMUNE in the very short term we may revisit this decision. We will also consider licensing or selling the compound to third parties for further development.”

Status of Other Development Programs

During 2006, Hollis-Eden focused heavily on advancing next-generation drug candidates from its Hormonal Signaling Technology Platform towards clinical development. The Company has been designing and profiling next-generation compounds that have improved pharmaceutical profiles while retaining the potent anti-inflammatory, immune regulatory and metabolic properties observed with first-generation compounds. Over the course of the year, Hollis-Eden generated data demonstrating next-generation compounds to be effective and non-toxic in preclinical models of a variety of medical indications. The Company also defined further the mechanisms by which its compounds act as biochemical regulators of a number of important pharmaceutical targets. These findings have been reported at medical meetings over the second half of 2006 and in early 2007.

Among these next-generation compounds, HE3286 produced glucose lowering activity and increased insulin sensitivity when administered orally in preclinical models of type 2 diabetes. The Company’s findings suggest that HE3286 may be the first in a new class of insulin sensitizers with a novel mechanism of action, since it appears to regulate the pro-inflammatory NF-kappaB pathway rather than acting on the PPARgamma receptor, without the undesirable effect of weight gain commonly seen with insulin sensitizing drugs currently prescribed today. Hollis-Eden declared HE3286 a drug development candidate for type 2 diabetes in early 2007 with the intent of filing an Investigational New Drug application (IND) in the first quarter of this year.

HE3286 also demonstrated a dramatic benefit in rodent models of both initial-onset and established rheumatoid arthritis. Potential mechanisms of action for HE3286 in this indication include regulation of

NF-kappaB and increasing the production of regulatory T cells, or Treg cells. Treg cells play a key role in keeping the immune system from attacking the body itself, and are being cited increasingly in the medical literature as therapeutic targets in a range of diseases and disorders beyond autoimmune conditions. Hollis-Eden anticipates potentially filing an IND for HE3286 in this and/or other autoimmune indications as well.

Another next-generation drug candidate, HE3235, has demonstrated impressive activity in preclinical models of hormone driven prostate and breast cancer. In a unique approach that may translate into first-in-class medicines to treat hormone sensitive cancers, Hollis-Eden is developing HE3235 as an orally active therapy to block the ability of tumors to use estrogen and other adrenal hormones to grow. In a model of hormone refractory prostate cancer, HE3235 reduced tumor incidence in a dose dependent fashion and, in the high-dose group, completely prevented tumor uptake. In a model of established prostate cancer, HE3235 arrested tumor growth and in some cases eliminated tumors.

Preliminary results from the first in a series of breast cancer studies undertaken this year also support the concept that HE3235 can block adrenal hormone growth factors. In this model, HE3235 was able to both arrest the growth of existing tumors and prevent the formation of new tumors whereas control animals exhibited rapid growth in existing tumors and developed a substantial number of additional tumors. In addition to further profiling HE3235 in cancer models, Hollis-Eden has begun scaling up the manufacturing process in anticipation of conducting IND-enabling toxicology studies. Assuming results of these activities are successful, the Company anticipates filing an IND for HE3235 in late 2007 or early 2008.

In addition to these clinical development stage compounds, Hollis-Eden has an active research program that is generating additional new clinical leads. These compounds are being further evaluated in preclinical models of a number of different diseases.

“Following years of scientific exploration with our proprietary class of adrenal steroid hormones, we believe we are now positioned to truly take advantage of the exciting opportunities offered by this promising class of compounds,” stated Dr. James Frincke, Chief Scientific Officer of Hollis-Eden. “By leveraging our Hormonal Signaling Technology Platform with next-generation drug candidates, we are executing strategies to treat human diseases in multiple major market indications. Today, we have advanced to the stage where we have a robust development pipeline of orally active compounds for multiple indications, with the opportunity to develop these compounds either through internal development or through corporate collaborations.”

More detailed information is available in the Company’s Form 10-K, which was filed yesterday with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on March 16, 2007 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss fourth quarter and year-end 2006 financial results. The conference call can be accessed by dialing 866-277-1181 (domestic) or 617-597-5358 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 95362069.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include HE3286, a next-generation compound being prepared for clinical trials in treating type 2 diabetes and potentially rheumatoid arthritis. A second next-generation candidate, HE3235, has been selected for clinical development in cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. federal, state and foreign governments or agencies, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact: Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333